Exhibit 23.1

Chang Lee LLP
Chartered Accountants

505 – 815 Hornby Street
Vancouver, B.C, V6Z 2E6
Tel:  604-687-3776
Fax: 604-688-3373
E-mail: info@changleellp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated June 23, 2010, with respect to the balance sheets of Coronus Solar, Inc. as at March 31, 2010 and 2009 and the related statements of stockholders' equity, operations and comprehensive loss and cash flows for the years then ended and for the period cumulative from December 3, 2001 (inception) to March 31, 2010, included in the filing of the Post Effective Amendment No. 1 To Form S-1, dated December 29, 2010.

In addition, we consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Vancouver, British Columbia	CHANG LEE LLP
Canada	Chartered Accountants
December 29, 2010